Exhibit 10.1

John H. Walker Independent Board Chair One Michael Owens Way Plaza 1 Perrysburg OH 43551-2999

April 3, 2024

Mr. Gordon J. Hardie
Kevalee House

Aglish

Coachford

Cork

Ireland

P12HF99

Dear Gordon:

We are pleased to offer you employment with O-I Glass, Inc. (the “Company”) in the position of Chief Executive Officer, on the terms and conditions set forth in this letter agreement (this “Letter”).

1.            Position, Duties and Location. Your employment with the Company will commence on the later of May 15, 2024 or the date you obtain the Work Permits (as defined below) (the “Start Date”), subject to satisfaction of the conditions described in Section 15 below. During your employment with the Company, you shall serve as the Chief Executive Officer of the Company and you will have such duties and responsibilities as are usual and customary for your position. You will report directly to the Board of Directors of the Company (the “Board”) and will work at the Company’s office located in Perrysburg, Ohio, except for travel to other locations as may reasonably be necessary to fulfill your duties and responsibilities hereunder. You will be eligible for relocation benefits in accordance with the Company’s standard relocation policy in connection with your relocation to the greater Perrysburg, Ohio area, subject to the terms and conditions thereof (as in effect from time to time). During the six (6)-month period immediately following the Start Date (or, if earlier, until your relocation to the greater Perrysburg, Ohio area), you will be entitled to Company-provided housing on or around the Perrysburg, Ohio area in accordance with applicable Company policies and practices.

In addition, during your employment with the Company, you will serve as a member of the Board without additional compensation for such service.

2.            Exclusivity. During your employment with the Company, you will be expected to devote your full business time and attention to the business and affairs of the Company and the performance of your duties hereunder. During your employment with the Company, you may not, without the advance written consent of the Board, (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), that would compete with Company or its affiliates; provided that, notwithstanding the foregoing, it shall not be a breach of this sentence for you to continue to serve on the boards of directors of, or as an advisor to, as applicable, the entities set forth on Exhibit A attached hereto, so long as such service does not interfere or conflict with your performance of your duties and responsibilities hereunder and you continue to comply with the Confidential Information Agreement (defined below) and any other restrictive covenant agreement to which you are subject.

1 | Page

3.            Base Salary. During your employment with the Company, you will be paid an annual salary (the “Base Salary”) of $1,200,000 per year, pro-rated for any partial year of employment. Your Base Salary will be paid in accordance with the Company’s normal payroll practices, but in no event less frequently than monthly installments. Your Base Salary will be reviewed by the Board or a committee thereof no less often than annually and may be increased but not decreased during your employment with the Company.

4.            Short-Term Incentive. For each calendar year ending during your employment with the Company (commencing with calendar year 2024), you will be eligible to earn an annual cash short-term incentive (“STI”) award. Your STI award will be targeted at 150% of your annual eligible earnings during such calendar year, pro-rated for any partial year of employment. For clarity, your 2024 STI award shall be pro-rated based on your period of employment with the Company during 2024. The actual amount of any STI award shall be determined by reference to the attainment of the applicable performance objectives, as determined by the Compensation and Talent Development Committee of the Board (the “Committee”) in its sole discretion. Any STI award shall be paid at such times as STI awards are generally paid to other senior executives of the Company for the applicable year, subject to and conditioned upon your continued employment with the Company through the applicable payment date.

5.            Annual Long-Term Incentive Awards. For each calendar year commencing during your employment with the Company (commencing with calendar year 2024), you will be eligible for annual long-term incentive (“LTI”) awards under the Company’s 4th Amended and Restated 2017 Incentive Award Plan or any successor plan thereto (as amended and/or restated from time to time, the “Plan”) with an aggregate annual grant value (as determined by the Committee) initially targeted at $7,000,000. Your annual LTI awards will be made in such form(s) and on such terms as the Committee determines. With respect to your annual LTI awards for calendar year 2024 (the “2024 LTI Awards”), sixty percent (60%) of the target value thereof will be granted in the form of performance-based restricted stock units (“PSUs”) and the remaining forty percent (40%) of the target value thereof will be granted in the form of time-based restricted stock units (“RSUs”). The number of PSUs (at target) and RSUs subject to your 2024 LTI Awards will be determined by dividing the dollar value of the applicable 2024 LTI Award by the closing price of the Company’s common stock on March 7, 2024, and rounding down to the nearest whole PSU or RSU. Your 2024 LTI Awards will be granted on the Start Date and will be subject to the same vesting conditions, performance metrics and other terms and conditions that apply to annual LTI awards granted to other executives of the Company in March 2024. Each LTI award (including the 2024 LTI Awards and the Sign-on Awards (as defined below)) will be subject to the terms and conditions of the Plan and an award agreement prescribed by the Company, which shall evidence the grant of such LTI award.

6.            Sign-On Awards. On the Start Date, you will be granted a one-time LTI award of PSUs with an aggregate grant value (as determined by the Committee) targeted at $600,000 and a one-time award of RSUs with an aggregate grant value (as determined by the Committee) of $400,000 (together, the “Sign-on Awards”). The number of PSUs (at target) and RSUs subject to your Sign-on Awards will be determined by dividing the dollar value of the applicable Sign-on Award by the closing price of the Company’s common stock on March 7, 2024, and rounding down to the nearest whole PSU or RSU. The Sign-On Awards will be subject to the same vesting conditions, performance metrics and other terms and conditions that apply to annual LTI awards granted to other executives of the Company in March 2024.

7.            Health, Welfare and Retirement Benefits. During your employment with the Company, you will be eligible to participate the Company’s in the retirement, health and welfare plans and programs as may be maintained or provided by the Company for its other U.S. salaried employees of the Company from time to time, including, but not limited to, the Company’s Executive Deferred Savings Plan, in accordance with the terms of such plans and programs. Without limiting the foregoing, during the period commencing on the Start Date and ending on (and including) the last day of the calendar month in which the Start Date occurs, you will be eligible to participate in the Company’s Blue Cross Blue Shield Global (GeoBlue) group health plan and the Company will pay the costs of your premiums under such group health plan. Nothing contained in this Section 7 or in Sections 8 or 9 below will create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement, fringe or other benefit plan(s) or program(s) at any time or interfere with the Company’s ability to amend or terminate any such plan or program.

2 | Page

8.            Paid Time Off. During your employment with the Company, you will be entitled to twenty-five (25) days of paid time off per calendar year, pro-rated for calendar year 2024 and any other partial year of employment. Such paid time off shall be accrued, and may be used and carried over, in accordance with the Company’s paid time off policy as in effect from time to time.

9.            Additional Benefits. In addition to the benefits described above, as an executive officer of the Company, you will be eligible: (i) for reimbursement of your tax and financial planning expenses (in accordance with the Company’s applicable expense reimbursement policies as in effect from time to time, and capped at $30,000 per year (or such higher cap on reimbursements as may be provided under the Company’s applicable policies from time to time)); (ii) to participate in the Company’s Executive Physical Program, subject to the terms and conditions thereof (as in effect from time to time); (iii) to utilize the Company’s private aircraft for business travel and personal usage, subject to the terms and conditions (including personal usage caps) of the Company’s applicable policies (as in effect from time to time); (iv) for coverage under a Company-provided executive life insurance policy; (v) for Company-provided private security services while traveling for business outside the United States in accordance with applicable Company policy; and (vi) to participate in the Company’s Amended and Restated Executive Severance Policy (as in effect from time to time), subject to the terms and conditions thereof. You will also be entitled to first class airfare for business-related travel in the event that use of the Company’s private aircraft is not available.

10.           Expenses. During your employment with the Company, you will be entitled to receive prompt reimbursement for all ordinary and necessary business expenses incurred by you in the performance of your services hereunder in accordance with the policies, practices and procedures of the Company applicable to similarly-situated employees of the Company, as in effect from time to time, subject to your substantiation of such expenses.

11.           At-Will Employment. Your employment with the Company is “at-will” and not for any specified time, and may be terminated, with or without cause and with or without notice, at any time by you or the Company. The at-will nature of your employment relationship may not be changed except in a written document signed by both you and an authorized officer or director of the Company.

12.           Withholding; Taxes. The Company and its affiliates may withhold from any amounts payable under this Letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation. To the extent applicable, this Letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”); provided, that in no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

13.           Company Policies; Employee Covenants. As an employee of the Company, you will be subject to and expected to abide by all applicable rules, policies and procedures of the Company and its affiliates and the Company’s employee handbook, if any, including, but not limited to, the Company’s insider trading policy and stock ownership guidelines. In addition, the compensation payable to you by the Company will be subject to the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other applicable clawback/recoupment policy adopted or maintained by the Company, each as in effect from time to time. As a condition of your employment with the Company, you will be required to sign and comply with the Company’s standard employee confidentiality and covenant agreement (the “Confidential Information Agreement”), a copy of which will be provided with your onboarding materials.

3 | Page

14.           Indemnification; Directors’ and Officers’ Insurance. During your employment with the Company, you will be entitled to indemnification by the Company to the fullest extent permitted by applicable law and the Company’s bylaws or other applicable charter documents. In addition, during your employment with the Company, the Company will provide you with coverage under the directors’ and officers’ liability insurance policy maintained by the Company for the benefit of the members of the Board and the Company’s officers, to the same extent as such coverage is provided to members of the Board and executive officers of the Company.

15.           Conditions to Employment. For purposes of federal immigration law, and as a condition to your employment with the Company, you will be required to obtain all necessary work visas, work permits and/or entry documents for you to reside and work in the United States (collectively, the “Work Permits”). You agree to take all actions necessary or desirable to secure the applicable Work Permits no later than August 1, 2024, and the Company shall reasonably cooperate with you in securing such Work Permits. You and the Company agree to use commercially reasonable efforts to maintain the Work Permits during the period of your employment with the Company, and the Company shall pay for or reimburse you for reasonable costs and fees associated with initially obtaining and maintaining during your employment with the Company the Work Permits. If the Work Permits are not obtained on or before August 1, 2024, then this Letter and the offer of employment hereunder shall be void, this Letter shall not become effective and neither you nor the Company shall have any rights hereunder. You agree to provide to the Company with documentary evidence of such Work Permits prior to the Start Date and, at the Company’s request, during your employment with the Company. In addition, you will be required to comply with any other applicable conditions to employment with the Company, which may include the satisfaction of a background check and a pre-employment illegal substance screening.

16.           Legal and Tax Preparation Expenses. The Company will reimburse you for the reasonable tax preparation expenses and reasonable attorneys’ fees actually incurred by you in connection with the review and negotiation of this Letter and the corresponding term sheet, subject to your submission of appropriate documentation of such expenses to the Company. Such amounts will be payable to you within 60 days following the Company’s receipt of such documentation, and shall not be payable later than December 31, 2024.

17.           Representations. You hereby represent and warrant to the Company that: (i) you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Letter and have been advised to do so by the Company, (ii) you have read and understand this Letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment, and (iii) your entry into this Letter and performance of services for the Company will not violate any noncompetition, restrictive covenant or other contract between you and any prior employer.

18.           Arbitration.

a.            You and the Company agree that, except as excluded below, any dispute, controversy or claim, however significant, arising out of or in any way relating to your employment relationship with the Company or the termination thereof, including without limitation any dispute, controversy or claim arising out of or in any way relating to any provision of this Letter (including the validity, scope and enforceability of this arbitration clause) (“Covered Claim”), to the fullest extent authorized by applicable law, will be submitted to final and binding arbitration as the sole and exclusive forum for such dispute, controversy or claim. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by an arbitrator. The parties also agree that the arbitration provisions of this Letter shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of the state of Ohio, with the same statutes of limitation and available remedies that would apply if the Covered Claims were brought in a court of law of competent jurisdiction. This Section 18 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate disputes.

4 | Page

b.            Arbitration hereunder shall take place before a single neutral arbitrator in Toledo, Ohio, in accordance with the rules of the American Arbitration Association (“AAA”). Such arbitrator shall be provided through AAA by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of AAA then in effect. The arbitrator shall permit reasonable discovery. The arbitration will be conducted in accordance with the AAA rules applicable to employment disputes in effect at the time of arbitration, which, as of the date of this Letter, are available at https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf and will be provided to you upon reasonable request. The award or decision of the arbitrator shall be rendered in writing, shall be final and binding on the parties, and may be enforced by judgment or order of a court of competent jurisdiction.

c.            The fees for the arbitrator and all other costs that are unique to arbitration shall be paid by the Company, but if you initiate a claim subject to arbitration, you will pay any filing fee up to the amount that you would be required to pay if you initiated such claim in a court of competent jurisdiction. Each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees; provided, that the arbitrator may award fees and costs (including attorneys’ fees) to the prevailing party where authorized by applicable law.

d.            You and the Company understand that by agreeing to arbitrate any Covered Claim, you and the Company will not have the right to have any Covered Claim decided by a jury or a court, but shall instead have any such claim decided through arbitration. You and the Company waive any constitutional or other rights to bring Covered Claims other than in your individual capacities. Except as may be prohibited by law, this waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

e.            Notwithstanding the foregoing, nothing herein shall preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. Further, this agreement to arbitrate shall not apply to: (a) claims for unemployment or workers’ compensation benefits; (b) sexual harassment or sexual assault disputes arising under federal, state, local, or tribal law, unless you elect to arbitrate such disputes; (c) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if you are required to exhaust your administrative remedies or cannot be permitted to waive your right to file such claims; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (e) any other claim, which by law cannot be subject to mandatory arbitration. Additionally, nothing herein is intended to or shall prevent you from: (i) communicating directly with, cooperating with, participating in a proceeding before, providing information to, or reporting any good faith allegations of criminal conduct or unlawful employment practices to any federal, state or local government regulator or agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Justice, without notifying or seeking permission from the Company; (ii) making any statement or disclosure that you cannot be prohibited from making under applicable law, including truthful statements or disclosures required by law, regulation or legal process; or (iii) requesting or receiving confidential legal advice.

5 | Page

19.            Miscellaneous. This Letter, together with the Confidential Information Agreement, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter of this Letter, and supersedes and replaces any and all other agreements, offers or promises, whether oral or written (and including any emails proposing terms of employment), by the Company, its affiliates or any predecessor employer (or any representative thereof). No provisions of this Letter may be amended, modified, or waived unless agreed to in writing and signed by you and by a duly authorized member of the Board. This Letter will be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to principles of conflict of laws thereof.

To accept the Company’s offer of employment, and to acknowledge your agreement to the terms and conditions set forth in this Letter, please sign and date this Letter and return the signed Letter to me.

[Signature page follows]

6 | Page

Sincerely,

O-I Glass, Inc.

By:	/s/ John H. Walker

Name:	John H. Walker
Title:	Independent Board Chair

Acknowledged, Agreed and Accepted:

By:	/s/ Gordon J. Hardie
Gordon J. Hardie

Date:	April 3, 2024

Exhibit A

Advisor and Board Service

1.	Magrowtech Ltd (Chair of the Board)

2.	Temasek (Strategic Advisor)

3.	Lodbrok Capital (Industrial Advisor)

4.	Kharis Capital (Advisor)